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                                                                    Exhibit 4.43









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                           MITEL NETWORKS CORPORATION

                           2006 EQUITY INCENTIVE PLAN

                                September 7, 2006

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                           MITEL NETWORKS CORPORATION

                           2006 EQUITY INCENTIVE PLAN

                                    ARTICLE 1

                                     PURPOSE

1.1      PURPOSE

The purpose of this Plan is to assist the Company in attracting, retaining and motivating key employees, directors, officers and consultants through performance related incentives, thereby advancing the interests of the Company and its shareholders.

                                    ARTICLE 2
                                 INTERPRETATION

2.1      DEFINITIONS

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

      "AFFILIATE" has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

      "ASSOCIATE" has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

      "AWARD" means any Option, Restricted Share Unit, Deferred Share Unit, Performance Share Unit or Other Share-Based Award granted under this Plan;

      "AWARD AGREEMENT" means a signed, written agreement between a Participant or a Director Participant and the Company, substantially in the form attached as Schedule A, subject to any amendments or additions thereto as may, in the discretion of the Committee, be necessary or advisable, evidencing the terms and conditions on which an Award has been granted under this Plan;

      "BLACK OUT PERIOD" means the period of time during which the Company has imposed trading restrictions on its Insiders;

      "BOARD" means the board of directors of the Company;

      "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Ottawa are open for commercial business during normal banking hours;

      "CBCA" means the Canada Business Corporations Act and the regulations promulgated thereunder, both as amended from time to time;

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                                      -2-


      "CHANGE IN CONTROL" means the happening of any of the following events:

            (i) any transaction at any time and by whatever means pursuant to which (A) the Company goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Company voting securities immediately prior to such corporate transaction or reorganization or (B) any Person or any group of two or more Persons acting jointly or in concert (other than the Company, a wholly-owned Subsidiary of the Company, an employee benefit plan of the Company or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee, or Dr. Terence H. Matthews and his Associates) hereafter acquires the direct or indirect "beneficial ownership" (as defined by the CBCA) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding Common Shares in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

            (ii) the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person other than a wholly-owned Subsidiary of the Company;

            (iii) the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned Subsidiaries of the Company immediately prior to such event;

            (iv) the occurrence of a transaction requiring approval of the Company's shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Company); or

            (v) the Board passes a resolution to the effect that, for the purposes of some or all of the Award Agreements, an event set forth in (i), (ii), (iii) or (iv) above has occurred.

      "CHANGE IN CONTROL PRICE" means the highest price per Common Share paid in any transaction reported on a stock exchange or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the five trading days (or if the Common Shares are not listed on any stock exchange, during

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                                      -3-


      the three month period) preceding the Change in Control, as determined by the Board in its sole discretion;

      "CODE" means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

      "COMMON SHARES" means the common shares in the capital of the Company and any other securities of the Company or any Affiliate or any successor that may be so designated by the Committee;

      "COMMITTEE" has the meaning set forth in Section 3.2 of this Plan;

      "COMPANY" means Mitel Networks Corporation;

      "CONSULTANT PARTICIPANT" means an individual or a consultant company, other than an Employee Participant or a Director Participant that:

            (i) is engaged to provide services to the Company or a Subsidiary other than services provided in relation to a distribution of securities of the Company or a Subsidiary;

            (ii) provides the services under a written contract with the Company or a Subsidiary; and

            (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Subsidiary,

      and includes a Consultant Participant's Permitted Assigns. For the purposes of this definition, "CONSULTANT COMPANY" means, with respect to an individual consultant, either (i) a company of which the individual consultant is an employee or shareholder; or (ii) a partnership of which the individual consultant is an employee or partner;

      "COVERED EMPLOYEE" shall have the meaning set forth in Section 162(m)(3) of the Code;

      "DATE OF GRANT" means, for any Award, the date specified by the Committee at the time it grants the Award (which, for greater certainty, shall be no earlier than the date on which the Committee meets for the purpose of granting such Award) or if no such date is specified, the date upon which the Award was granted;

      "DEFERRED SHARE UNIT" or "DSU" means a unit equivalent in value to a Common Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 5;

      "DIRECTOR PARTICIPANT" means a director of the Company who is not an employee of the Company or a Subsidiary and includes a Director Participant's Permitted Assigns;

      "DIRECTOR'S OPTION" means an Option granted to a Director Participant;

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                                      -4-


      "DISABLED" or "DISABILITY" means the permanent and total incapacity of a Participant or a Director Participant as determined in accordance with procedures established by the Committee for purposes of this Plan;

      "DISTRIBUTION DATE" means (i) in the case of a Director Participant, the date on which the Director Participant ceases to be a member of the Board or, in the case of a Participant, the Termination Date (the "SEPARATION DATE"); or (ii) such later date as elected by the Participant or Director Participant provided that in no event shall a Participant or Director Participant be permitted to elect a date which is later than the last Business Day of the calendar year following the calendar year in which the Separation Date occurs. An election for a Distribution Date described in
      (ii) above will only be valid if it is delivered to the Corporate Secretary of the Company prior to the Separation Date in the form prescribed for such purposes by the Company, provided that such election may not be made by a Participant or Director Participant who is a U.S. Taxpayer;

      "EMPLOYEE PARTICIPANT" means a current full-time or part-time employee or officer of the Company or a Subsidiary (other than a Director Participant or a Consultant Participant) and includes an Employee Participant's Permitted Assigns;

      "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended from time to time;

      "EXERCISE NOTICE" means a notice in writing, substantially in the form set out in Schedule B, signed by a Participant or a Director Participant holding an Option and stating the Participant's or Director Participant's intention to exercise a particular Option;

      "EXERCISE PRICE" means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

      "EXERCISE PERIOD" means the period of time during which an Option granted under this Plan may be exercised (provided however that the Exercise Period may not exceed 10 years from the relevant Date of Grant);

      "FAIR MARKET VALUE" means, with respect to any Common Share at a particular date, the volume weighted average trading price on the Toronto Stock Exchange on the last five trading days immediately prior to such date (or if such Common Shares did not trade on such exchange on such days, the average of the bid and ask prices of such Common Shares at the close of trading on such days); provided that in the event that such Common Shares are not then listed on such stock exchange, the Fair Market Value shall be determined based on the closing price of such Common Shares on any stock exchange in Canada or the United States on which such Common Shares are then listed on the last trading day prior to the particular date (or if such Common Shares did not trade on such exchange on such day, the average of the bid and ask prices of such Common Shares at the close of trading on such day); and further provided that in the event that such Common Shares are not then listed on any stock exchange in Canada or the United States, the Fair Market Value shall be determined by the Board in its sole discretion; notwithstanding the foregoing, in the case of an Option granted to a U.S. Taxpayer, the commitment to grant such Option based on the average trading price on the Toronto

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                                      -5-


      Stock Exchange over the prior five days immediately prior to the grant date must be irrevocable prior to the commencement of such five day measurement period;

      "INCENTIVE STOCK OPTION" means an option granted under Section 4.6 of the Plan that meets the requirements of Section 422 of the Code or any successor provision and is designated as such in the applicable Award Agreement;

      "INDIVIDUAL OPTIONEE" means an Optionee who is an individual or the individual of which the Optionee is a Permitted Assign, as the case may be;

      "INSIDER" has the meaning set forth in the Securities Act (Ontario), as amended from time to time, and includes Associates and Affiliates of such Person;

      "NI 45-106" means National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time;

      "NICS" means UK National Insurance Contributions;

      "NIC REGULATIONS" means the laws, regulations and practices currently in force relating to liability for and the collection of NICs;

      "NON QUALIFIED STOCK OPTION" means an option granted under Article 4 of the Plan that is not intended to be or does not meet the requirements of an Incentive Stock Option. Any stock option granted by the Committee that is not designated as an Incentive Stock Option in the applicable Award Agreement will be deemed a Non Qualified Stock Option;

      "OPTION" means a right to purchase Common Shares under this Plan;

      "OPTION GAIN" means a gain realized upon the exercise, assignment or release of an Option, being a gain that is chargeable to income tax under section 476 of the Income Tax (Earnings and Pensions) Act 2003 (UK);

      "OPTION TAX LIABILITY" means any liability of the Optionee's Employer to account to the UK Inland Revenue for any amount of, or representing, income tax or NICs (which may, to the extent provided for in Article 12, include employer's NICs) on any Option Gain;

      "OPTIONEE" means a Participant or a Director Participant who has been granted one or more Options under this Plan;

      "OPTIONEE'S EMPLOYER" means the Company or such Subsidiary as is or, if the Optionee has ceased to be employed by the Company or such Subsidiary, was the Optionee's Employer or such other person as, under the PAYE Regulations or, as the case may be, the NIC Regulations, or any other statutory or regulatory enactment is obliged to account for any Option Tax Liability;

      "OTHER SHARE-BASED AWARD" means any right granted under Section 8.1 of this Plan;

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                                      -6-


      "PARTICIPANT" means an Employee Participant or a Consultant Participant but not a Director Participant;

      "PAYE" means the Pay As You Earn System which allows for the collection of income tax on employment income in the United Kingdom;

      "PAYE REGULATIONS" means the regulations made under section 684 of the Income Tax (Earnings and Pensions) Act 2003 (UK);

      "PERFORMANCE GOALS" means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and
      (xix) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual

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                                      -7-


      in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles;

      "PERFORMANCE SHARE UNIT" means any right granted under Section 7.1 of the Plan;

      "PERMITTED ASSIGN" has the meaning assigned to that term in NI 45-106;

      "PERSON" includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

      "PLAN" means this Mitel Networks Corporation 2006 Equity Incentive Plan;

      "RESTRICTED SHARE UNIT" or "RSU" means a right to receive a Common Share granted, as determined by the Committee, under Section 6.1 of this Plan;

      "RETIREMENT" means retirement from active employment with the Company or a Subsidiary in accordance with the policies of the Company in place from time to time or, with the consent for purposes of the Plan of such officer of the Company as may be designated by the Committee, at or after such earlier age and upon the completion of such years of service as the Committee may specify;

      "SECURITIES ACT" means the United States Securities Act of 1933, as amended from time to time;

      "SECURITY BASED COMPENSATION ARRANGEMENT" has the meaning given to that term in the TSX Rules;

      "TERMINATION DATE" means, in the case of a Participant or Director Participant whose employment or term of office or engagement with the Company or an Affiliate terminates:

            (i) by reason of the Participant's or Director Participant's death, the date of death;

            (ii)  for any reason whatsoever other than death, the later of:

                  (A) in the case of a Participant, the last day of the minimum statutory notice period, if any, to which that Participant is entitled upon such termination pursuant to applicable employment and/or labour standards legislation; and,

                  (B) the date designated by the Company or the Affiliate, as the case may be, as the last day of the Participant's or Director Participant's employment or term of office or engagement with the Company or the Affiliate, as the case may be;

                  provided that in the case of termination by reason of voluntary resignation by the Participant or Director Participant, such date shall not be earlier than the date that notice of resignation was received from such Participant or Director Participant;

      and "TERMINATION DATE" in any such case specifically does not mean the date on which any period of contractual notice or reasonable notice that the Company or the Affiliate, as the case may be, may be required at law to provide to a Participant would expire;

      "TSX RULES" means Part VI of the Company Manual of the Toronto Stock Exchange, as amended from time to time; and

      "U.S. TAXPAYER" shall mean a Participant or Director Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for purpose of the Code.

2.2      INTERPRETATION

      (a) Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term "discretion" means the sole and absolute discretion of the Board or the Committee, as the case may be.

      (b) As used herein, the terms "Article", "Section", "Subsection" and "clause" mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

      (c) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

      (d) Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on the next following Business Day.

      (e) In this Plan, a Person is considered to be a "SUBSIDIARY" of another Person if:

            (i)   it is controlled by,

                  (A)   that other, or

                  (B) that other and one or more Persons, each of which is controlled by that other, or

                  (C) two or more Persons, each of which is controlled by that other; or

            (ii)  it is a Subsidiary of a Person that is that other's
                  Subsidiary.

      (f) In this Plan, a Person is considered to be "CONTROLLED" by a Person if:

            (i)   in the case of a Person,

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                                      -9-


                  (A) voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

                  (B) the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

            (ii) in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

            (iii) in the case of a limited partnership, the general partner is the second-mentioned Person.

      (g) Unless otherwise specified, all references to money amounts are to Canadian currency.

                                    ARTICLE 3
                                 ADMINISTRATION

3.1      ADMINISTRATION

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

      (a)   determine the individuals to whom grants under the Plan may be made;

      (b) make grants of Awards under the Plan relating to the issuance of Common Shares (including any combination of Options, Deferred Share Units, Restricted Share Units, Performance Share Units or Other Share-Based Awards) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

            (i)   the time or times at which Awards may be granted;

            (ii)  the conditions under which:

                  (A) Awards may be granted to Participants or Director Participants; or

                  (B)   other Awards may be forfeited to the Company,

                        including any conditions relating to the attainment of specified Performance Goals;

            (iii) the Exercise Price, and/or price to be paid by a Participant or Director Participant in connection with the granting of Awards;

            (iv) the time or times when each Option becomes exercisable and, subject to Section 4.3, the duration of the Exercise Period;

            (v) whether restrictions or limitations are to be imposed on the Common Shares issuable pursuant to grants of Awards, and the nature of such restrictions or limitations, if any; and

            (vi) any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Board may determine;

      (c) interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

      (d) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board's determinations and actions within its authority under this Plan are conclusive and binding on the Company and all other persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or of a Subsidiary as the Board determines.

3.2      DELEGATION TO COMMITTEE

To the extent permitted by applicable law and the Company's articles, the Board may, from time to time, delegate to a committee (the "COMMITTEE") of the Board all or any of the powers conferred on the Board under the Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive. Notwithstanding any such delegation or any reference to the Committee in this Plan, the Board may also take any action and exercise any powers that the Committee is authorized to take or has power to exercise under this Plan. To the extent applicable in respect of certain Awards granted to a Participant who is a Covered Employee, such Committee shall be composed of not less than two directors of the Company, neither of whom shall be employees of the Company or its Affiliates and each of whom shall otherwise be "outside directors" for the purposes of Section 162(m) of the Code. To the extent the Company is no longer a "foreign private issuer" as defined in Exchange Act Rule 3b-4 and wishes to have a "Qualified Plan" as defined in Rule 16b-3(b)(4), such Committee shall be composed of not less than two directors of the Company, each of whom are "non-employee directors" for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder.

3.3      ELIGIBILITY

All Participants and Director Participants are eligible to participate in the Plan, subject to subsections 9.1(e) and 9.2(g). Eligibility to participate does not confer upon any Participant or Director Participant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Participant or Director Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Committee, provided however that the following restrictions shall also apply to this Plan, together with all other Security Based Compensation Arrangements of the Company:

      (a) the number of Common Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10% of issued and outstanding Common Shares;

      (b) the number of Common Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements, shall not exceed 10% of issued and outstanding Common Shares; and

      (c) no Awards shall be granted under this Plan to Dr. Terence H. Matthews or any of his Associates.

If the Company repurchases Common Shares for cancellation such that the tests in
Section 3.3(a) or (b) are not met following such repurchase, this shall not constitute non-compliance under the Plan for any Awards then outstanding.

3.4      TOTAL COMMON SHARES AVAILABLE

      (a) The aggregate number of Common Shares that may be issued for all purposes pursuant to the Plan and all other Security Based Compensation Arrangements must not exceed 12% of the total number of Common Shares issued and outstanding from time to time. No grant may be made under the Plan if such grant would result in the issuance of Common Shares in excess of the above-noted limit. Subject to applicable law, the requirements of any stock exchange upon which the Common Shares may then be listed and any shareholder or other approval which may be required, the Board may in its discretion amend the Plan to increase such limit without notice to any Participants. If the Company repurchases Common Shares for cancellation such that the 12% limit is exceeded following such repurchase, this shall not constitute non-compliance under the Plan for any Awards then outstanding.

      (b) For purposes of computing the total number of Common Shares available for grant under the Plan, Common Shares subject to any Award (or any portion thereof) that has expired or is forfeited, surrendered, cancelled or otherwise terminated prior to the issuance or transfer of such Common Shares and Common Shares subject to an Award (or portion thereof) that is settled in cash in lieu of settlement in Common Shares shall again be available for grant under the Plan.

3.5      AWARD AGREEMENTS

All grants of Awards under this Plan will be evidenced by Award Agreements. Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Committee may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant or Director Participant granted an Award pursuant to this Plan.

3.6      CONDITIONS OF GRANT

Each Participant or Director Participant will, when requested by the Company, sign and deliver all such documents relating to the granting of Awards or exercise of Options which the Company deems necessary or desirable.

3.7      NON-TRANSFERABILITY OF AWARDS

Subject to Section 9.1, Awards granted under this Plan may only be exercised during the lifetime of the Participant or Director Participant by such Participant or Director Participant personally. No assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee (except that a Participant or Director Participant may transfer Awards to Permitted Assigns) and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. If any Participant or Director Participant has transferred Awards to a corporation pursuant to this Section 3.7, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own all of the issued shares of such corporation.

                                    ARTICLE 4
                                GRANT OF OPTIONS

4.1      GRANT OF OPTIONS

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Options to any Participant or any Director Participant, provided that the number of Common Shares issuable to Director Participants shall not exceed the limits set out in Schedule C.

4.2      EXERCISE PRICE

The Exercise Price will be as determined by the Committee but in any event will be no less than the Fair Market Value on the Date of Grant.

4.3      TERM OF OPTIONS

Subject to any accelerated termination as permitted by the Committee or as otherwise set forth in this Plan, each Option, unless otherwise specified by the Committee, expires on the fifth (5th) anniversary of the Date of Grant (provided that if such expiry would otherwise be during or immediately after a Black Out Period, then the expiry shall be extended until ten (10) Business Days following the expiration of the Black Out Period); provided that in no event will the Exercise Period of an Option exceed ten (10) years from its Date of Grant.

The Committee shall have the authority to condition the grant or vesting of Options upon the attainment of specified Performance Goals, or such other factors (which may vary as between Options) as the Committee may determine in its sole discretion.

4.4      EXERCISE OF OPTIONS

Unless otherwise specified by the Committee at the time of granting an Option and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:


   PERCENTAGE OF TOTAL NUMBER OF
COMMON SHARES THAT MAY BE PURCHASED                    EXERCISABLE AT ANY TIME
-----------------------------------          ----------------------------------------------
       First 25%                             From the first anniversary of the Date of Grant
       Second 25%                            From the second anniversary of the Date of Grant
       Third 25%                             From the third anniversary of the Date of Grant
       Last 25%                              From the fourth anniversary of the Date of Grant

Once an instalment vests and becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Committee in connection with the grant of such Option or otherwise as specified herein. Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Committee has the right to accelerate the date upon which any instalment of any Option becomes exercisable.

Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

4.5      PAYMENT OF EXERCISE PRICE

The Exercise Notice must be accompanied by payment in full of the Exercise Price in respect of the Common Shares to be purchased. The Exercise Price must be fully paid by cash, certified cheque, bank draft or money order payable to the Company. No Common Shares will be issued or transferred until full payment therefor has been received by the Company. As soon as practicable after receipt of any Exercise Notice and full payment of the Exercise Price, the Company will deliver to the Participant or Director Participant, as the case may be, a certificate or certificates representing the acquired Common Shares.

4.6      INCENTIVE STOCK OPTIONS

The following provisions will apply only to Incentive Stock Options granted under the Plan:

      (a) No Incentive Stock Option may be granted to any Employee Participant who, at the time such Option is granted, (i) is not an employee of the Company or a Subsidiary or (ii) owns securities possessing more than ten percent (10%) of the total combined voting power of all classes of securities of the Company or of any Subsidiary, except that with respect to provision (ii) hereof such an Option may be granted to such an Employee if, at the time the Option is granted, the exercise price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Shares subject to the Option, and the Option by its terms is not exercisable after the expiration of five (5) years from the date the Option is granted; and

      (b) To the extent that the aggregate Fair Market Value of the Common Shares with respect to which Incentive Stock Options (without regard to this subsection) are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds U.S. $100,000, such Options will be treated as Non Qualified Stock Options. This subsection will be applied by taking Options into account in the order in which they were granted. If some but not all Options granted on any one day are subject to this subsection, then such Options will be apportioned between Incentive Stock Option and Non Qualified Stock Option treatment in such manner as the Committee will determine. The maximum number of Common Shares that may be issued under Incentive Stock Options granted under the Plan shall be equal to the number of Common Shares issued and outstanding as of the effective date of the Plan.

4.7      SPECIAL RULE APPLICABLE TO U.S. TAXPAYERS

With respect to Options granted to Participants or Director Participants who are U.S. Taxpayers, Common Shares shall constitute "stock of the service recipient" within the meaning of Section 409A of the Code if such Participant or Director Participant performs services for any Affiliate that is at least fifty percent owned by the Company.

                                    ARTICLE 5
                          GRANT OF DEFERRED SHARE UNITS

5.1      NUMBER OF DEFERRED SHARE UNITS

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Deferred Share Units to any Participant or Director Participant, provided that the number of Deferred Share Units granted to Director Participants shall not exceed the limits set out in Schedule C.

All Deferred Share Units received by a Participant or Director Participant shall be credited to an account maintained for the Participant or the Director Participant on the books of the Company, as of the Date of Grant. The award of Deferred Share Units for a calendar year to a Participant or Director Participant shall be evidenced by an Award Agreement.

5.2      DISTRIBUTION OF DEFERRED SHARE UNITS

A Participant or Director Participant shall receive, on the Distribution Date, a lump sum payment in cash equal to the number of Deferred Share Units recorded in the Participant's or Director Participant's account on the Distribution Date multiplied by the Fair Market Value, less any applicable withholding taxes. At the option of the Committee, the Company may settle the Deferred Share Units in Common Shares. Upon payment in full of the value of the Deferred Share Units, whether in cash or in Common Shares, the Deferred Share Units shall be cancelled.

5.3      DEATH OF PARTICIPANT PRIOR TO DISTRIBUTION

Upon the death of a Participant or Director Participant prior to the distribution of the Deferred Share Units credited to the account of such Participant or Director Participant under the Plan, a cash payment shall be made to the estate of such Participant on or about the thirtieth (30th) day after the Company is notified of the death of the Participant or Director Participant or on a later date elected by the Participant's or Director Participant's estate, in the form prescribed for such purposes by the Company and delivered to the Corporate Secretary no later than twenty (20) days after the Company is notified of the death of the Participant or Director Participant, provided that such date is no later than the last business day of the calendar year following the calendar year in which the Participant or Director Participant dies. Such cash payment shall be equivalent to the amount which would have been paid to the Participant or Director Participant pursuant to and subject to Section 5.2, calculated on the basis that the day on which the Participant or Director Participant dies, or the date elected by the estate, as applicable, is the Distribution Date. Upon payment in full of the value of all of the Deferred Share Units that become payable under this Section 5.3, the Deferred Share Units shall be cancelled.

                                    ARTICLE 6
                         GRANT OF RESTRICTED SHARE UNITS

6.1      GRANT OF RSUS

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant RSUs to any Participant or any Director Participant, provided that the number of RSUs issuable to Director Participants shall not exceed the limits set out in Schedule C.

6.2      TERMS OF RSUS

The Committee shall have the authority to condition the grant of RSUs upon the attainment of specified Performance Goals, or such other factors (which may vary as between awards of RSUs) as the Committee may determine in its sole discretion.

6.3      VESTING OF RSUS

The Committee shall have the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, provided that no RSU granted shall vest and be payable after December 31 of the third calendar year following the year of service for which the RSU was granted.

6.4      SHARE CERTIFICATES

Unless otherwise specified in the Award Agreement, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Committee in its sole discretion, a share certificate representing the Common Shares issuable pursuant to the RSUs shall be registered in the name of the Participant or as the Participant may direct, subject to applicable securities laws.

                                    ARTICLE 7

                             PERFORMANCE SHARE UNITS

7.1      GRANT OF PERFORMANCE SHARE UNITS

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Performance Share Units to any Participant. Each Performance Share Unit will consist of a right,
(i) denominated or payable in cash, Common Shares, other securities or other property, and (ii) which will confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Share Unit, in whole or in part, upon the achievement of such Performance Goals during such performance periods as the Committee will establish.

7.2      VALUE OF PERFORMANCE SHARE UNITS

The initial value of a Performance Share Unit will be established by the Committee at the Date of Grant and, to the extent related to Common Shares, other securities or other property will initially be equal to 100% of the Fair Market Value of a Common Share or the fair market value (as determined by the Board) of such other security or such other property on the Date of Grant.

7.3      TERMS OF PERFORMANCE SHARE UNITS

Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Share Unit granted, the termination of a Participant's employment and the amount of any payment or transfer to be made pursuant to any Performance Share Unit will be determined by the Committee and by the other terms and conditions of any Performance Share Unit.

7.4      PERFORMANCE GOALS

The Committee will issue Performance Goals prior to the commencement of the performance period to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporation-wide, divisional or individual goals, or any other basis determined by the Committee. The Committee may modify the Performance Goals as necessary to align them with the Company's corporate objectives if there is a subsequent material change in the Company's business, operations or capital or corporate structure. Notwithstanding the foregoing, to the extent deemed desirable by the Committee, in the case of a Covered Employee, the Performance Goals set forth in Section 2.1 shall apply.

                                    ARTICLE 8
                            OTHER SHARE-BASED AWARDS

8.1      OTHER SHARE-BASED AWARDS

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Other Share-Based Awards to any Participant. Each Other Share-Based Award will consist of a right (1) which is other than an Award or right described in Article 4, 5, 6 or 7 above and (2) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares) as are deemed by the Committee to be consistent with the purposes of the Plan; provided, however, that such right will comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee will determine the terms and conditions of Other Share-Based Awards. Common Shares or other securities delivered pursuant to a purchase right granted under this Section 8.1 will be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Common Shares, other securities, other Awards, other property, or any combination thereof, as the Committee will determine.

                                    ARTICLE 9
                            TERMINATION OF EMPLOYMENT

9.1      RETIREMENT, DEATH OR DISABILITY

Subject to Section 5.3, if a Participant or Director Participant dies or becomes Disabled while an employee, officer or director of or consultant to the Company or an Affiliate or if the employment or term of office or engagement of a Participant with the Company or an Affiliate terminates due to Retirement:

      (a) the executor or administrator of the Participant's or Director Participant's estate or the Participant or Director Participant, as the case may be, may exercise Options of the Participant or Director Participant. The number of Options exercisable shall equal:

            (i) the number of Options that were exercisable at the Termination Date; plus

            (ii) a portion of the next instalment of the Options due to vest equal to the number of Options next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last instalment of the Options (or if none have vested, the Date of Grant) to the Termination Date and the denominator of which is the number of days between the date of vesting of the last instalment of the Option (or if none have vested, the Date of Grant) and the date of vesting of the next instalment of the Option;

      (b) the right to exercise such Options terminates on the earlier of: (i) the date that is twelve months after the Termination Date (except that in the case of Retirement of a U.S. Taxpayer, any Incentive Stock Option shall expire on the date that is three months after the Termination Date); and (ii) the date on which the Exercise Period of the particular Option expires. Subject to subsection (a), any Options held by the Participant or Director Participant that are not yet exercisable at the Termination Date immediately expire and are cancelled on the Termination Date;

      (c) a portion of the next instalment of any other Awards due to vest shall immediately vest, such portion to equal to the number of Awards next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last instalment of the Awards (or if none have vested, the Date of Grant) to the Termination Date and the denominator of which is the number of days between the date of vesting of the last instalment of the Awards (or if none have vested, the Date of Grant) and the date of vesting of the next instalment of the Awards;

      (d) subject to subsection (c), any other Awards held by the Participant or Director Participant that are not yet vested at the Termination Date are immediately forfeited to the Company on the Termination Date; and

      (e) such Participant's or Director Participant's eligibility to receive further grants of Awards under the Plan ceases as of the Termination Date.

9.2      TERMINATION OF EMPLOYMENT OR SERVICES

      (a) Where a Participant's or Director Participant's employment or term of office or engagement with the Company or an Affiliate terminates by reason of the Participant's death, Disability or Retirement or, in the case of a Director Participant, the Director Participant's death or Disability, then the provisions of Section 9.1 will apply.

      (b) Where a Participant's employment or term of office or engagement terminates by reason of a Participant's resignation, then any Options held by the Participant that are exercisable at the Termination Date continue to be exercisable by the Participant until the earlier of: (A) the date that is 30 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option expires. Any Options held by the Participant that are not yet exercisable at the Termination Date immediately expire and are cancelled on the Termination Date, and any other Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Company on the Termination Date.

      (c) Where a Participant's employment or term of office or engagement terminates by reason of termination by the Company or an Affiliate without cause (as determined by the Committee in its sole discretion) (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then any Options held by the Participant that are exercisable at the Termination Date continue to be exercisable by the Participant until the earlier of:
            (A) the date that is 90 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option expires. Any Options held by the Participant that are not yet exercisable at the Termination Date immediately expire and are cancelled on the Termination Date, and any other Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Company on the Termination Date.

      (d) Where a Participant's employment or term of office or engagement is terminated by the Company or an Affiliate for cause (as determined by the Committee in its sole discretion), or, in the case of a Consultant Participant, for breach of contract (as determined by the Committee in its sole discretion), then any Options held by the Participant at the Termination Date (whether or not exercisable) immediately expire and are cancelled on the Termination Date, and any other Awards held by the Participant at the Termination Date (whether or not vested) are immediately forfeited to the Company on the Termination Date.

      (e) Where a Director Participant's term of office is terminated by the Company for breach by the Director Participant of his or her fiduciary duty to the Company (as determined by the Committee in its sole discretion), then any Options held by the Director Participant at the Termination Date (whether or not exercisable) immediately expire and are cancelled on the Termination Date, and any other Awards held by the Director Participant at the Termination Date (whether or not vested) are immediately forfeited to the Company on the Termination Date.

      (f) Where a Director Participant's term of office terminates for any reason other than death or Disability of the Director Participant or a breach by the Director Participant of his or her fiduciary duty to the Company (as determined by the Committee in its sole discretion), the Committee or the Board may, in its sole discretion, at any time prior to or following the Termination Date, (A) permit the exercise of any or all Options held by the Director Participant, whether or not exercisable at the Termination Date, in the manner and on the terms authorized by the Board, provided that neither the Committee nor the Board shall, in any case, authorize the exercise of an Option pursuant to this Section beyond the date on which the Exercise Period of the particular Option expires; and (B) provide for the vesting of any or all other Awards held by a Director Participant on the Termination Date.

      (g) The eligibility of a Participant or Director Participant to receive further grants under the Plan ceases as of the date that the Company or an Affiliate, as the case may be, provides the Participant or Director Participant with written notification that the Participant's employment or term of office, or the Director Participant's term of office, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date.

      (h) Unless the Committee, in its sole discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Company or a Subsidiary for so long as the Participant continues to be an employee of the Company or a Subsidiary, including without limitation a change in the employment arrangement of a Participant whereby such Participant becomes a Director Participant.

9.3      DISCRETION TO PERMIT EXERCISE

Notwithstanding the provisions of Sections 9.1 and 9.2, the Committee may, in its discretion, at any time prior to or following the events contemplated in such Sections, permit the exercise of any or all Options held by a Participant or Director Participant or permit the acceleration of vesting of any or all RSUs or other Awards, all in the manner and on the terms as may be authorized by the Committee, provided that the Committee will not, in any case, authorize the exercise of an Option pursuant to this Section beyond the expiration of the Exercise Period of the particular Option.

9.4      INCENTIVE STOCK OPTIONS

Notwithstanding anything to the contrary in this Article 9, in the case of an Incentive Stock Option, any Incentive Stock Options held by a U.S. Taxpayer that are exercisable at the

Termination Date continue to be exercisable by the U.S. Taxpayer until the earlier of: (A) the date that is three months after the Termination Date; (B) the date on which the Exercise Period of the particular Incentive Stock Option expires, or (C) any shorter post-Termination Date exercise period as is set forth in this Article 9 or in the U.S. Taxpayer's Award Agreement.

                                   ARTICLE 10
                                CHANGE IN CONTROL

10.1     CHANGE IN CONTROL

      (a) Unless otherwise determined by the Committee or the Board at or after the Date of Grant, any Options outstanding immediately prior to the occurrence of a Change in Control, but which are not then exercisable, shall become fully exercisable upon the occurrence of a Change in Control. Unless otherwise determined by the Committee or the Board at or after the Date of Grant, all outstanding vested Options shall be cashed out at the Change in Control Price, less the applicable Exercise Price for such Options, as of the date such Change in Control is determined to have occurred, or as of such other date as the Committee or the Board may determine prior to the Change in Control. Outstanding Options may only be cashed out, as described above, if the Change in Control Price is higher than the Exercise Price for such outstanding Options. If the Change in Control Price is equal to or lower than the Exercise Price for such outstanding Options, the Committee or the Board may terminate such outstanding Options and such outstanding Options shall be of no further force or effect Further, the Committee or the Board shall have the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in or resulting from the Change in Control. In addition, and notwithstanding Section 12.7(b), the Committee or the Board shall have the right to determine, its sole discretion, that Options outstanding, but which are not then exercisable, shall not become exercisable and shall be cancelled in the event of a Change in Control.

      (b) Unless otherwise determined by the Committee or the Board at or after the Date of Grant, any Restricted Share Units, Deferred Share Units, Performance Share Units or Other Share-Based Awards outstanding immediately prior to the occurrence of a Change in Control shall become fully vested upon the occurrence of a Change in Control. Unless otherwise determined by the Committee or the Board at or after the Date of Grant, any Restricted Share Unit, Deferred Share Unit, Performance Share Unit or Other Share-Based Award outstanding immediately prior to the occurrence of a Change in Control shall be cashed out at the Change in Control Price as of the date such Change in Control is deemed to have occurred, or as of such other date as the Committee or the Board may determine prior to the Change in Control. Further, the Committee or the Board shall have the right to provide for the conversion or exchange of any Restricted Stock Unit, Deferred Stock Unit, Performance Share Unit or Other Share-Based Award into or for rights or other securities in any entity participating in or resulting from the Change in Control. In addition, and notwithstanding Section 12.7(b), the Committee or the Board shall have the right to determine, in its sole discretion, that Restricted Stock Units, Deferred Stock Units, Performance Share Units or Other Share-Based Awards outstanding shall not become vested and shall be cancelled and forfeited to the Company in the event of a Change in Control.

10.2     PARACHUTE PAYMENTS

If a Participant or Director Participant is entitled to receive payments that would qualify as excess "parachute payments" under Section 280G of the Code, those payments shall be reduced by the necessary amount so that the Participant or Director Participant is not subject to excise tax under Section 4999 of the Code if such reduction would result in the Participant or Director Participant receiving a greater after-tax payment.

                                   ARTICLE 11
                            SHARE CAPITAL ADJUSTMENTS

11.1     GENERAL

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company's capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Common Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or on any Award granted hereunder.

11.2     REORGANIZATION OF COMPANY'S CAPITAL

Should the Company effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards or the exercise of any outstanding Options; and/or (b) the Exercise Price of any outstanding Options and/or (c) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants or Director Participants holding such Awards, the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

11.3     OTHER EVENTS AFFECTING THE COMPANY

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Common Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards or the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options and/or (c) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants or Director Participants holding such Awards, the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

11.4     IMMEDIATE EXERCISE OF AWARDS

Where the Board determines that the steps provided in Sections 11.2 and 11.3 would not preserve proportionately the rights, value and obligations of the Participants or Director Participants holding such Awards in the circumstances or otherwise determines that it is appropriate:

      (a) the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable, and the immediate vesting of any unvested Awards; and

      (b) if the Board takes the step contemplated in (a) above, the Board may also authorize the Company, to the extent permitted under applicable laws, to:

            (i) purchase any Options from any Participant or Director Participants for a price equal to the difference between the Fair Market Value of the underlying Common Shares and the Exercise Price of the Options; or

            (ii) lend to Participants an amount equal to the aggregate Exercise Price for those Options of the Participant which have an Exercise Price which is less than the Fair Market Value of the underlying Common Shares at a rate of interest equal to the current prime rate plus one percent provided that the Participant irrevocably:

                  (A)   agrees to exercise all such Options of the Participant;
                        and

                  (B) authorizes the Company to sell, dispose of or deposit in acceptance of an outstanding take-over bid the Common Shares issuable upon the exercise of such Options, to deduct from the proceeds of sale of such Common Shares an amount equal to the outstanding balance of the loan plus accrued interest in payment of such loan, to mail a cheque payable to the Participant for the balance of the proceeds of sale and to execute and deliver on behalf of the Participant all transfers, consents or other documents necessary to give effect to the foregoing.

11.5     ISSUE BY COMPANY OF ADDITIONAL SHARES

Except as expressly provided in this Article 11, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Common Shares that may be acquired as a result of a grant of Awards or upon the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options.

11.6     FRACTIONS

No fractional Common Shares will be issued on the exercise of an Option or the grant of an Award. Accordingly, if, as a result of any adjustment under Section
11.2 or 11.3, a Participant or Director Participant would become entitled to a fractional Common Share, the Participant or Director Participant has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares which shall be disregarded.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

12.1     LEGAL REQUIREMENT

The Company is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant, Director Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Common Shares may then be listed.

12.2     PARTICIPANTS' ENTITLEMENT

Except as otherwise provided in this Plan, Options (whether or not exercisable) and other Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Company and an Affiliate. For greater certainty, all grants of Awards remain valid and all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliate ceases to be an Affiliate.

12.3     WITHHOLDING TAXES

The granting or vesting of each Award and exercise of each Option granted under this Plan is subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Committee. In such circumstances, the Committee may require that a Participant or Director Participant pay to the Company, in addition to and in the same manner as the Exercise Price, or as the Committee may determine, such amount as the Company or an Affiliate is obliged to remit to the relevant taxing authority in respect of the granting or vesting of the Award or exercise of the Option. Any such additional payment is due no later than the date on which any amount with respect to the Award or exercised Option is required to be remitted to the relevant tax authority by the Company or an Affiliate, as the case may be.

12.4     RIGHTS OF PARTICIPANT

No Participant or Director Participant has any claim or right to be granted an Award (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan) and the granting of any Award is not to be construed as giving a

Participant or Director Participant a right to remain as an employee, consultant or director of the Company or an Affiliate. No Participant or Director Participant has any rights as a shareholder of the Company in respect of Common Shares issuable on the exercise of any Option or issuable pursuant to any other Award until the allotment and issuance to such Participant or Director Participant of certificates representing such Common Shares.

12.5     OTHER INCENTIVE AWARDS

The Committee shall have the right to grant other incentive awards based upon Common Shares under this Plan to Participants or Director Participants in accordance with applicable laws and regulations and subject to regulatory approval, including without limitation the approval of the Toronto Stock Exchange, having such terms and conditions as the Committee may determine, including without limitation the grant of Common Shares based upon certain conditions and the grant of securities convertible into Common Shares.

12.6     TERMINATION

The Plan will terminate on the earliest of: (i) the date upon which no further Common Shares remain available for issuance under the Plan and no Options or other Awards remain outstanding; and (ii) the acceleration of the vesting of Options and other Awards pursuant to Section 10.1 upon the occurrence of a Change in Control, unless renewed for such further period and upon such terms and conditions as the Committee may determine, but in all events the Plan will automatically terminate on the tenth anniversary of the effective date of the Plan.

12.7     AMENDMENT

      (a) Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

            (i) making any amendments to the general vesting provisions of each Option, RSU or other Award;

            (ii) making any amendments to the general term of each Option provided that no Option held by an Insider may be extended beyond its original expiry date and no Option may be exercised after the tenth (10th) anniversary of the Date of Grant;

            (iii) making any amendments to the provisions set out in Article 9;

            (iv) making any amendments to add covenants of the Company for the protection of Participants or Director Participants, as the case may be, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants or Director Participants, as the case may be;

            (v) making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants and Director Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant or Director Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Director Participants; or

            (vi) making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants or Director Participants.

      (b) Subject to Section 10.1, the Board shall not alter or impair any rights or increase any obligations with respect to an Award previously granted under the Plan without the consent of the Participant or Director Participant, as the case may be.

      (c) Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the Toronto Stock Exchange (to the extent the Company has any securities listed on such exchange) and the approval of shareholders:

            (i) amendments to the Plan which would increase the number of Common Shares issuable under the Plan, otherwise than in accordance with the terms of this Plan;

            (ii) amendments to the Plan which would increase the number of Common Shares issuable to Insiders, otherwise than in accordance with the terms of this Plan;

            (iii) amendments to the Plan which would increase the number of
                  Common Shares issuable to Director Participants under the Plan, otherwise than in accordance with the terms of this Plan;

            (iv) amendments that would extend the Exercise Period of any Options held by Insiders beyond the Exercise Period otherwise determined in accordance with this Plan;

            (v) amendments that would reduce the Exercise Price of any Options held by Insiders, otherwise than in accordance with the terms of this Plan; and

            (vi) the addition of any form of financial assistance to a Participant or Director Participant.

Any amendment that would cause an Award held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.

12.8     SECTION 409A OF THE CODE

This Plan will be construed and interpreted to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. The Company reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Company be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any "specified employee" within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of defined compensation under Section 409A of the Code made in connection with a "separation from service" within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such 6-month anniversary of such separation from service.

12.9     REQUIREMENT OF NOTIFICATION OF ELECTION UNDER SECTION 83(b) OF THE CODE

If a Participant or Director Participant, in connection with the acquisition of Common Shares under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant or Director Participant makes such an election, the Participant or Director Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

12.10 REQUIREMENT OF NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(B) OF THE CODE

If any Participant shall make any disposition of Common Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

12.11    INDEMNIFICATION

Every member of the Board will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such member may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the member, otherwise than by the Company, for or in respect of any act done or omitted by the member in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

12.12    PARTICIPATION IN THE PLAN

The participation of any Participant or Director Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant or Director Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant or Director Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and Director Participants and they are advised to consult with their own tax advisors.

12.13    OPTIONEE TO BEAR COST OF EMPLOYER'S NICS ON OPTION GAINS

The Optionee agrees with the Company and undertakes to any other company which is a "secondary contributor" in respect of Employer's NICs payable in respect of any Option Gain (the "SECONDARY CONTRIBUTOR") that:

      (a) the Secondary Contributor may recover from the Optionee the whole of any Employer's NIC; and

      (b) the Optionee shall join with the Secondary Contributor in making an election (in such terms and such form and subject to such approval by the Inland Revenue as provided in paragraphs 3A and 3B of
            Schedule 1 to the Social Security Contributions and Benefits Act
            1992) for the whole of any liability of the Secondary Contributor to Employer's NICs to be transferred to the Optionee.

12.14    OPTIONEE'S TAX INDEMNITY AND RECOVERY OF EMPLOYER'S NICS

      (a) The Optionee shall indemnify the Optionee's Employer against any Option Tax Liability.

      (b) On any occasion on which an Option is exercised after an election has been made as mentioned in Section 12.13(b) of this Plan, the Optionee shall ensure that any Employer's NICs are paid to the Optionee's Employer in time to enable the Optionee's Employer to remit such Employer's NICs to the UK Inland Revenue before the fourteenth day following the end of the PAYE month in which the Option is exercised.

      (c) The Company shall not be obliged to procure the transfer of Option Shares or to allot and issue any Option Shares or any interest in Option Shares pursuant to this Plan unless and until the Optionee has paid to the Optionee's Employer such sum as is, in the opinion of the Optionee's Employer, sufficient to indemnify the Optionee's Employer in full against any Option Tax Liability or the Optionee has made such other arrangement as, in the opinion of the Optionee's Employer, will ensure that the full amount of any Option Tax Liability will be recovered from the Optionee within such period as the Optionee's Employer may determine.

      (d) The Company shall have the right not to procure the transfer of Option Shares or not to allot and issue to or to the order of the Optionee the aggregate number of Option Shares to which the Optionee would otherwise be entitled but to retain out of such aggregate number of Option Shares such number of Option Shares as, in the opinion of the Company, will enable the Company to sell as agent for the Optionee (at the best price which can reasonably be expected to be obtained at the time of sale) and to pay over to the Optionee's Employer sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy the Optionee's liability under such indemnity.

12.15    INTERNATIONAL PARTICIPANTS

With respect to Participants or Director Participants who reside or work outside Canada and the United States, the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants or Director Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

12.16    EFFECTIVE DATE

This Plan becomes effective on a date to be determined by the Board.

12.17    GOVERNING LAW

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                                   SCHEDULE A
                             FORM OF AWARD AGREEMENT

Mitel Networks Corporation (the "Company") hereby grants the following Award(s) to the Participant or Director Participant named below (the "Participant"), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the 2006 Equity Incentive Plan (the "Plan") of the Company dated September 7, 2006:

      Name of Participant or Director Participant:
                                                  ------------------------------
      Date of Grant:
                    ------------------------------------------------------------
      Total Number of Common Shares Subject to Option:
                                                      --------------------------
      Total Number of RSUs:
                           -----------------------------------------------------
      Total Number of Deferred Share Units:
                                           -------------------------------------
      Total Number of Performance Share Units:
                                              ----------------------------------
      Total Number and type of Other Share-Based Awards:
                                                        ------------------------
      Additional terms applicable to such Award:





1. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2. Subject to any acceleration in vesting as provided in the Plan or as otherwise determined in this Award Agreement, each Option is exercisable in the instalments set forth in Section 4.4 of the Plan and each RSU vests as to one-third effective on the Business Day prior to each of the first, second and third anniversaries of the Date of Grant.

3. In no event is the Option granted hereunder exercisable after the expiration of the relevant Exercise Period.

4. No fractional Common Shares will be issued pursuant to an Award granted hereunder. If, as a result of any adjustment to the number of Common Shares issuable pursuant to an Award granted hereunder pursuant to the Plan, the Participant would be entitled to receive a fractional Common Share, the Participant has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

5. Nothing in the Plan or in this Award Agreement will affect the Company's right, or that of an Affiliate, to terminate the employment or term of office or engagement of a Participant at any time for any reason whatsoever. Upon such termination, a Participant's rights to exercise Options will be subject to restrictions and time limits, complete details of which are set out in the Plan.

6. Each notice relating to the Award, including the exercise of any Option must be in writing. All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer of the Company with a copy to the Assistant Secretary of the Company. All notices to the Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

7. Subject to Section 9.1 of the Plan, any Option granted pursuant to this Award Agreement may only be exercised during the lifetime of the Participant by the Participant personally and no assignment or transfer of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Award whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Award granted hereunder terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.

8.    The Participant hereby agrees that:

      (a) any rule, regulation or determination, including the interpretation by the Board of the Plan, the Award granted hereunder and, if applicable, its exercise, is final and conclusive for all purposes and binding on all persons including the Company and the Participant; and

      (b) the grant of the Award does not affect in any way the right of the Company or any Affiliate to terminate the employment of the Participant.

9. This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                                        MITEL NETWORKS CORPORATION

                                        By:
                                           -------------------------------------
                                               Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of such Award Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Assistant Secretary of the Company. I agree to be bound by the terms and conditions of the Plan governing the Award.


--------------------------------------    --------------------------------------
Date Accepted                             Participant's Signature

                                          --------------------------------------
                                          Participant's Name
                                          (Please Print)

                                   SCHEDULE B
           2006 EQUITY INCENTIVE PLAN EXERCISE NOTICE FORM -- OPTIONS

Pursuant to the terms of the Award Agreement dated _____________________________ between Mitel Networks Corporation (the "Company") and me, I hereby exercise my options to purchase __________ Common Shares of the Company (the "Options"), at the Exercise Price (as defined in the Award Agreement) of $__________ Cdn. per share. Enclosed herewith is a cheque in the amount of $__________ Cdn. payable to the Company in full payment of the purchase price for such shares.

Please cause any Common Shares purchased hereby to be issued in __________ certificate(s) of Common Shares each, registered as follows:

      Name:
           -------------------------------------------------
      Address:
              ----------------------------------------------

I understand that the certificate(s) for any Common Shares issuable to me pursuant to this Notice will be forwarded to me by the Company's Transfer Agent by registered mail.


--------------------------------------    --------------------------------------
Date                                      Participant's Signature

                                   SCHEDULE C

    Reason for Grant              Date of Grant                Award Grant
--------------------------------------------------------------------------------
Initial Grant upon          Date of Appointment to      Options to acquire
joining Board of            Board of Directors          30,000 Common Shares, or
Directors                                               15,000 DSUs or RSUs  (or
                                                        a combination thereof)
--------------------------------------------------------------------------------
Annual Service on Board     Date of each annual         Options to acquire
of Directors                meeting of shareholders     15,000 Common Shares, or
                            at which the Director       7,500 DSUs or RSUs (or a
                            Participant is elected      combination thereof)
                            to the Board by the
                            shareholders